SCHEDULE 14A

PROXY STATEMENT

Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☑	Definitive Proxy Statement
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TEXAS CAPITAL BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

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April 4, 2013

Dear TCBI Shareholder:

I am pleased to present your Company’s 2012 annual report. Additionally, earnings releases, performance information and corporate governance may be found in the Investors section of the Company’s website at www.texascapitalbank.com.

I would also like to invite you to attend the Annual Meeting of Shareholders of Texas Capital Bancshares, Inc., the holding company for Texas Capital Bank, National Association:

Tuesday, May 14, 2013

10:00 a.m.

2000 McKinney Avenue, 7th Floor

Dallas, Texas 75201

214.932.6600

The attached Notice of Annual Shareholders’ Meeting describes the formal business to be transacted at the Annual Meeting. Certain directors and officers will be present at the meeting and will be available to answer any questions you may have.

On behalf of the board of directors and all the employees of Texas Capital Bancshares, Inc., and our subsidiary, Texas Capital Bank, thank you for your continued support.

Sincerely,

George F. Jones, Jr

President and Chief Executive Officer

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue

7th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

To be held on May 14, 2013

NOTICE IS HEREBY GIVEN that the annual stockholders’ meeting (the “Annual Meeting”) of Texas Capital Bancshares, Inc. (the “Company”), a Delaware corporation, and the holding company for Texas Capital Bank, National Association, will be held on Tuesday, May 14, 2013, at 10:00 a.m. at the offices of the Company located at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	election of fourteen (14) directors for terms of one year each or until their successors are elected and qualified, and

2.	approval, on an advisory basis, of the compensation of the Company’s executives named and described in the proxy statement, and

3.	the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Information about the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

Stockholders of record at the close of business on March 25, 2013 are the only stockholders entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares as set forth in the Notice of Internet Availability of Proxy Materials. If you attend the Annual Meeting, you may vote your shares in person, even though you have previously voted your proxy on the Internet.

By order of the board of directors,

George F. Jones, Jr

President and Chief Executive Officer

April 4, 2013

Dallas, Texas

PROXY STATEMENT

TEXAS CAPITAL BANCSHARES, INC.

2000 McKinney Avenue

7th Floor

Dallas, Texas 75201

PROXY STATEMENT

FOR THE ANNUAL STOCKHOLDERS’ MEETING

ON MAY 14, 2013

MEETING INFORMATION

This Proxy Statement is being furnished to the stockholders of Texas Capital Bancshares, Inc. (the “Company”) on or about April 4, 2013, in connection with the solicitation of proxies by the board of directors to be voted at the annual stockholders’ meeting (the “Annual Meeting”). The Annual Meeting will be held on May 14, 2013, at 10:00 a.m. at the offices of the Company located at 2000 McKinney, 7th Floor, Dallas, Texas 75201. The Company is the parent corporation of Texas Capital Bank, National Association (the “Bank”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	election of fourteen (14) directors for terms of one year each or until their successors are elected and qualified, and

2.	approval, on an advisory basis, of the compensation of the Company’s executives named and described in the proxy statement, and

3.	the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTING SECURITIES

You are entitled to one vote for each share of common stock you own.

Only those stockholders that owned shares of the Company’s common stock on March 25, 2013, the record date established by the board of directors, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 40,771,414 shares of common stock outstanding held by 257 identified holders.

QUORUM AND VOTING

In order to have a quorum to transact business at the Annual Meeting, at least a majority of the total number of issued and outstanding shares of common stock must be present at the Annual Meeting, in person or by proxy. If there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the board of directors may postpone or adjourn the Annual Meeting in order to permit the further solicitation of proxies. Abstentions will be counted toward a quorum but will not be counted in the votes for each of the proposals presented at the Annual Meeting. Assuming a quorum is present, abstentions will have no effect on the election of directors or the vote on compensation.

A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. A broker will not have discretionary voting power with respect to either proposal set forth herein. If your shares are held in the name of a bank, broker or other holder of record, your broker is no longer permitted to vote on your behalf on the election of directors or on compensation matters, unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone, Internet or completing and returning the voting instruction form. For your vote to be counted in the election of directors, you now will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder.

SOLICITATION OF PROXIES

It is important that you are represented by proxy or are present in person at the Annual Meeting. The Company requests that you vote your shares by following the instructions as set forth in the Notice of Internet Availability of Proxy Materials. Your proxy will be voted in accordance with the directions you provide.

Other than the election of fourteen (14) directors and approval of executive compensation, the Company is not aware of any additional matters that will be presented for consideration at the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, your proxy will be voted in the discretion of the proxy holder.

You may revoke your proxy at any time prior to its exercise by:

1.	filing a written notice of revocation with the secretary of the Company,

2.	delivering to the Company a duly executed proxy bearing a later date, or

3.	attending the Annual Meeting, filing a notice of revocation with the secretary and voting in person.

The Company’s board of directors is making this solicitation and the Company will pay the costs of this proxy solicitation. The directors, officers and regular employees of the Company and the Bank may also solicit proxies by telephone or in person but will not be paid additional compensation to do so.

PROPOSALS FOR STOCKHOLDER ACTION

Election of Directors

The Company currently has fifteen (15) directors on the board of directors and fourteen (14) have been nominated for re-election. Joseph M. Grant at the age of 74 has chosen to retire and not stand for re-election. Directors serve a one-year term or until their successors are elected and qualified. All of the nominees below currently serve as a director and have indicated their willingness to continue to serve as a director if elected. However, if any of the nominees is unable or declines to serve for any reason, your proxy will be voted for the election of a substitute nominee selected by the proxy holders.

Nominees

At the Annual Meeting, the stockholders will elect fourteen (14) directors. The board of directors recommends a vote FOR each of the director nominees set forth below:

Name	Age	Position
Larry L. Helm	65	Director; Chairman of the Board
George F. Jones, Jr.	69	Director; President and Chief Executive Officer; Chief Executive Officer of Texas Capital Bank, N.A.
Peter B. Bartholow	64	Director; Chief Financial Officer
James H. Browning	63	Director
Preston M. Geren III	61	Director
Frederick B. Hegi, Jr.	69	Director
James R. Holland, Jr	69	Director
W. W. McAllister III	70	Director
Elysia Holt Ragusa	62	Director
Steven P. Rosenberg	54	Director
Grant E. Sims	57	Director
Robert W. Stallings	63	Director
Dale W. Tremblay	54	Director
Ian J. Turpin	68	Director

Larry L. Helm has been a director since January 2006 and was elected Chairman of the Board in May 2012. He is currently the EVP of Corporate Affairs at Halcon Resources Corporation, a company engaged in the acquisition, exploration, development and production of oil and natural gas properties located in North America, a position he has held since January 2013. Previously, he served as executive vice president-finance and administration of Petrohawk Energy Corporation,. Prior to joining Petrohawk in 2004, Mr. Helm spent 14 years with Bank One, most notably as Chairman and CEO of Bank One Dallas.

As a former banking executive, Mr. Helm has extensive knowledge about our industry. In addition, his roles as an executive in energy companies and previous responsibilities in managing energy and commercial lending groups, gives him extremely important insight into the Company’s lending activities, and makes him extremely well qualified to serve as Chairman of our Board and chairman of the Loan Committee of our subsidiary Bank.

George F. Jones, Jr. has served as Chief Executive Officer since May 2008 and President since 2007. Mr. Jones has served as a director since 1999. He also serves as the Chief Executive Officer of the Bank since its inception in December 1998 and served as President of the Bank from December 1998 to October 2008.

As our CEO, and our former Bank President, as well as one of our original founders, Mr. Jones has extensive knowledge of all aspects of our business. His extensive business knowledge combined with his drive for excellence and his demonstrated leadership in building our Company makes him highly qualified to continue to serve as a director and our CEO.

Peter B. Bartholow has served as the Chief Financial Officer and as a director since October 2003. Prior to joining us in 2003, he was managing director of a private equity firm, served as a financial executive with EDS, and spent many years in the banking industry as an executive officer and member of the boards of both public and private companies.

As our CFO, Mr. Bartholow has extensive knowledge of all aspects of our business. His previous business and financial experience as an executive officer and director of other public companies make him qualified to continue to serve as a director and our CFO.

James H. Browning has served as a director since October 2009. He retired in 2009 as a partner at KPMG LLP, an international accounting firm, in Houston where he served companies in the energy, construction, manufacturing, distribution and commercial industries. He began his career at KPMG in 1971, becoming a partner in 1980. He most recently served as KPMG’s Southwest Area Professional Practice Partner. He has also served as an SEC Reviewing Partner and as Partner in Charge of the New Orleans audit practice. He currently serves as a Chairman of the board and audit committee chair of RigNet Inc. and as a director and audit committee chair of SES Holdings, LLC, a privately held company.

As a former partner with KPMG and having over 38 years in public accounting, Mr. Browning has demonstrated leadership capability. His public accounting experience with various industries gives him a wealth of knowledge in dealing with financial and accounting matters, as well as extensive knowledge of the role of boards of directors. Mr. Browning is a highly qualified director and an audit committee financial expert on the Company’s Audit Committee, and serves as the chairman of our Audit Committee. He also serves on the Governance and Nominating Committee.

Preston M. Geren III has served as a director since July 2012. Mr. Geren is currently the President and CEO of the Sid W. Richardson Foundation. He served as an executive in the Department of Defense from 2001 to 2009 ending his career there as Secretary of the Army under Presidents Bush and Obama. He also served as a member of Congress representing the 12th Congressional District of Texas for four terms. Geren also serves as a director of Anadarko Petroleum Corp. Before serving in the House of Representatives or with the Department of Defense, he was an attorney and businessman in Fort Worth and served as a director of both privately and publicly held banking organizations.

With his vast experience and leadership in high level government positions, as well as his banking experience, he is positioned to provide us with a unique perspective on issues affecting our Company as well as the businesses and entrepreneurs we serve and well suited to serve as a member of the Loan Committee of our subsidiary Bank.

Frederick B. Hegi, Jr. has been a director since June 1999. He has been a partner of Wingate Partners, an investment company, since he co-founded it in 1987. Mr. Hegi formerly served as Chairman of the board of directors of United Stationers, Inc. He continues to serve as a director of Drew Industries Incorporated.

As a current member of our board of directors who has served in that capacity for over 10 years, and as a director with other public and private companies, Mr. Hegi has extensive financial expertise and provides a wealth of knowledge about the role of the board of directors and effective corporate governance. The scope and depth of his experiences make him extremely well qualified to be a director, to serve on our HR Committee and on the Governance and Nominating Committee.

James R. Holland, Jr. has been a director since June 1999 and served as Chairman from May 2008 until May 2012. Prior to serving as our Chairman, he was our lead director and is currently chairman of the Governance and Nominating Committee. He has served as the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, since 1991 and is currently Chairman of the board. He has also served as Trustee of the Lamar Hunt Trust Estate since 1991. Mr. Holland currently serves on the board of directors of Placid Holding Company and National CineMedia, Inc.

As our former Chairman and lead director, Mr. Holland brings a wealth of knowledge and leadership capability. His business experience and expertise in matters of corporate governance, combined with his experience as a board member for other public and private companies, makes him exceptionally well qualified to continue to serve as chairman of the Governance and Nominating Committee.

W. W. McAllister III has been a director since June 1999. He is a private investor. Prior to retirement, he served for many years as CEO and director of financial services companies engaged in the insurance and savings and loan industries and as trustee of U.S. Global Fund Group.

With Mr. McAllister’s experience in the financial services and investment management businesses he is able to provide the Board with valuable insight. Mr. McAllister is an audit committee financial expert on the Audit Committee.

Elysia Holt Ragusa has served as a director since January 2010. She is an International Director of Jones Lang LaSalle and currently provides team leadership and has P&L responsibility for the Central Texas market while also serving clients in Austin, San Antonio, and Dallas/Fort Worth. From 2001 until 2007, she served as President and Chief Operating Officer of The Staubach Company, chaired Staubach’s Executive and Operating Committees and was a member of its board of directors. Jones Lang LaSalle and The Staubach Company merged in 2008. She also serves as a director of Fossil, Inc.

As an executive and director with extensive experience in all aspects of the commercial real estate business in Texas, Ms. Ragusa provides valuable insight for this important aspect of our business. This expertise, her demonstrated leadership capabilities and the experience gained as a member of the board of directors of another public company is valuable to the Company and she serves as a member of the Loan Committee and Trust Committee of our subsidiary Bank.

Steven P. Rosenberg has served as a director since September 2001. He is President of SPR Ventures, Inc., a private investment company, and President of SPR Packaging LLC, a manufacturer of flexible packaging for the food industry. He currently serves on the board of directors of Cinemark Holdings, a leader in the motion picture exhibition industry, and PRGX Global, a business analytics and information services firm. He also serves on the HR committee of PRGX Global.

As an entrepreneur in a manufacturing business in Texas, as well as a director of other public companies, Mr. Rosenberg offers valuable insight to the Board. Mr. Rosenberg is also a member of the HR Committee and serves as the chairman of the Trust Committee of our subsidiary Bank.

Grant E. Sims has served as a director since May 2012. Mr. Sims is Chairman and CEO of Genesis, Energy LLC. He has served as a director and Chief Executive Officer of Genesis Energy, LLC, the general partner for Genesis Energy, L.P. since August 2006, Mr. Sims had been a private investor since 1999. He was affiliated with Leviathan Gas Pipeline Partners, L.P. from 1992 to 1999, serving as the Chief Executive Officer and a director beginning in 1993 until he left to pursue personal interests, including investments. Leviathan (subsequently known as El Paso Energy Partners, L.P. and then GulfTerra Energy Partners, L.P.) was an NYSE-listed MLP that merged with Enterprise Products Partners, L.P. on September 30, 2004.

With his leadership and management experience in energy companies and experience as a director on other public companies, Mr. Sims brings valuable knowledge and experience to our Board. Mr. Sims serves as a member of the Trust Committee of our subsidiary Bank.

Robert W. Stallings has served as a director since August 2001. He has also served as Chairman of the board of directors and Chief Executive Officer of Stallings Capital Group, an investment company, since March 2001. He is currently Executive Chairman of the Board of Gainsco, Inc, a property and casualty insurance company. He serves as a director for Crescent Realty. Prior to Gainsco, he acted as Chairman and CEO of an asset management company as well as a savings bank.

With Mr. Stallings vast experience in the banking and financial services industry, he has extensive knowledge about our industry, which makes him highly qualified to serve as a director and member of the Loan Committee of our subsidiary Bank.

Dale W. Tremblay has served as a director since May 2011. He is the President and CEO of C.H. Guenther and Son, Inc. (dba Pioneer Flour Mills), one of the oldest, still privately held corporations in the U.S. He joined Guenther in May of 1998 as Executive Vice President and COO, and became President/CEO in April of 2001. He is a member of the board of directors for the company. Previously he served as President for The Quaker Oats Company’s worldwide foodservice division. He serves on the Michigan State University School of Finance Advisory Board and the Advisory Committee for the Federal Reserve Bank of Dallas. He serves as one of the independent directors for Clear Channel Outdoor Holdings Inc, one of the world’s largest outdoor advertising companies, and is a member of the audit committee and is chairman of the compensation committee.

With his leadership experience in both private and public companies, Mr. Tremblay brings valuable knowledge and insight to our Board and is highly qualified to serve as chairman of our HR Committee.

Ian J. Turpin has been a director since May 2001. Since 1992, he has served as President and director of The LBJ Holding Company and various companies affiliated with the family of the late President of the United States, Lyndon B. Johnson, which have been involved in radio, real estate, private equity investments and managing diversified investment portfolios.

With Mr. Turpin’s business experience in international banking and wealth management and in a variety of industries, he is able to offer valuable insights to the Board. With his background in public accounting, Mr. Turpin also qualifies as an audit committee financial expert serving as a member of the Audit Committee.

Vote Required

To be elected, nominees for director must receive a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the director nominees with the most votes are elected, regardless of whether any nominee receives a majority of the votes.

The board of directors recommends a vote FOR the election of each of the nominees.

Approval of Executive Compensation on an Advisory Basis

In connection with the requirements of Rule 14a-21(a) of the Exchange Act, companies must include a non-binding stockholder advisory vote on executive compensation at least every three years. The Company is including in its annual proxy statement the proposal for approval of compensation and has chosen to include the approval every year. Commonly known as a “say on pay”, the proposal gives stockholders an opportunity to place a non-binding advisory vote on the compensation of the named executives of the Company through the following resolution.

“Resolved, that the stockholders approve the compensation of the Company’s named executives as outlined in the Summary Compensation Table of the proxy statement, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosures included in the proxy statement.”

This advisory stockholder vote is not binding on the board of directors of the Company, and may not be construed as overruling a decision by the board, nor create or imply any additional fiduciary duty by such board, nor be construed to restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation.

The board of directors recommends a vote FOR the approval of executive compensation.

Other Matters

The Company does not currently know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the proxy holders will vote your proxy in their discretion on such matters.

BOARD AND COMMITTEE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the board of directors. The board of directors meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring approval by the board of directors. It also holds special meetings as required from time to time when important matters arise, requiring action between scheduled meetings. The board of directors had six regularly scheduled meetings during the 2012 fiscal year, and one additional meeting. Each of the Company’s directors participated in at least 75% of the meetings of the board of directors and the committees of the board on which the director served during 2012.

Director Independence

The board of directors has determined that each director other than George F. Jones, Jr. and Peter B. Bartholow qualifies as an “Independent Director” as defined in the Nasdaq Stock Market Listing Rules and as further defined by applicable statutes and regulations.

Board Leadership Structure and Risk Oversight

Under the Company’s Board leadership structure, the CEO and Chairman positions are held by two separate individuals. Larry L. Helm acts as a non-executive Chairman and George F. Jones. Jr. is the CEO. The Board determined that this was the most effective way for its leadership to be structured and believes this is a best practice for governance in its industry.

The Company has intensified its focus on risk evident in the industry, its markets and those related to its unique business model. As a result, the Company created a Risk Management Committee (“RMC”) which operates under the direction of the Audit Committee of the board of directors. The Audit Committee approved the RMC’s charter and defined scope of activities. The RMC is comprised of executives responsible for all major categories of risk and reports to the Audit Committee at least quarterly. The Audit Committee then reports to the Board at least quarterly on any activities of the RMC. If there were any risk matters requiring attention, the RMC would alert the Audit Committee and then elevate any matters necessary to the Board.

Committees of the Board of Directors and Meeting Attendance

The board of directors had three standing committees during 2012.

•

Governance and Nominating Committee.    The Governance and Nominating Committee’s duties and responsibilities are to oversee the corporate governance policies for the Company and to identify, screen, recruit and nominate director candidates to the Board. The Committee evaluates and recommends candidates for election as directors, makes recommendations concerning the size and composition of the board of directors, considers any corporate governance issues that arise and develops appropriate recommendations, develops specific criteria for director independence and assesses the effectiveness of the board of directors. Governance and Nominating Committee members are James R. Holland, Jr. (Chairman), James H. Browning, and Frederick B. Hegi, Jr. Each member of the Committee is an independent director. The Company’s board of directors has adopted a charter for the Governance and Nominating Committee. A current copy of the charter is available on the Company’s website at www.texascapitalbank.com. During 2012, the Governance and Nominating Committee met nine times.

In evaluating and determining whether to nominate a candidate for a position on the Company’s board of directors, the Governance and Nominating Committee considers high professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Committee utilizes a variety of methods. The

Committee considers diversity in identifying nominees for director. Primarily, the Committee looks for diversity in professional experiences and skills to ensure the Board is comprised of a group of individuals who will be able to contribute a variety of viewpoints which the Committee believes is important in ensuring that the Board exercises broad judgment and diligence in their role. The Committee regularly assesses the size of the board of directors, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the board of directors. Candidates may come to the attention of the Committee from current directors, stockholders, professional search firms, officers or other persons. The Committee will review all candidates in the same manner regardless of the source of the recommendation.

•

Audit Committee.    The Company has an Audit Committee comprised of independent directors that reviews the professional services and independence of the Company’s independent registered public accounting firm and its accounts, procedures and internal controls. The board of directors has adopted a written charter for the Audit Committee. A current copy of the charter is available on the Company’s website at www.texascapitalbank.com. The Audit Committee recommends to the board of directors the firm selected to be the Company’s independent registered public accounting firm and monitors the performance of such firm, reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent registered public accounting firm the Company’s annual audit and annual consolidated financial statements. The Committee reviews with management the status of internal accounting controls, evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent registered public accounting firm or the board of directors, and evaluates all of the Company’s public financial reporting documents. The Committee also directs the activities of the Company’s Risk Management Committee which is chaired by the Chief Risk Officer of the Bank and comprised of officers of the Bank, including the CEO, CFO, and President of the Bank and the director of operations. The Audit Committee is comprised of three independent directors: James H. Browning (Chairman), W. W. McAllister III, and Ian J. Turpin. During 2012, the Audit Committee met six times.

Audit Committee Financial Expert.    The board of directors has determined that each of the three audit committee members is financially literate under the current listing standards of Nasdaq. The board of directors also determined that all three members qualify as “audit committee financial experts” as defined by the SEC and therefore satisfy the Nasdaq Stock Market’s financial sophistication requirements as well.

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Human Resources Committee.    The Human Resources Committee (“HR Committee”) is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee also administers the Company’s long-term incentive stock plans for officers and key employees and the Company’s incentive bonus programs for executive officers and employees. A copy of the HR Committee Charter is available on the Company’s website at www.texascapitalbank.com. The HR Committee members are Dale W. Tremblay (Chairman), Frederick B. Hegi, Jr., and Steven P. Rosenberg. During 2012, the Human Resources Committee met nine times.

Communications With the Board

Stockholders may communicate with the board of directors, including the non-management directors, by sending an e-mail to bod@texascapitalbank.com or by sending a letter to the board of directors, c/o Corporate Secretary, 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Report of the Audit Committee

The Audit Committee’s general role as an audit committee is to assist the board of directors in overseeing the Company’s financial reporting process and related matters. Each member of the Audit Committee is “Independent” as independence for audit committee members is defined by the Nasdaq Stock Market Listing Rules.

The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 Communication with Audit Committees (as amended). The Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

James H. Browning, Chairman

W. W. McAllister III

Ian J. Turpin

Code of Business Conduct and Ethics

The Company has adopted a code of business conduct and ethics that applies to all its employees, including its chief executive officer, chief financial officer and controller. The Company has made the code of conduct available on its website at www.texascapitalbank.com.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 25, 2013 concerning the beneficial ownership of the Company’s voting common stock by: (a) each director, director nominee and named executive officer, (b) each person the Company knows to beneficially own more than 5% of the issued and outstanding shares of a class of common stock, and (c) all of the Company’s named executive officers (“NEOs”) and directors as a group. The persons named in the table have sole voting and investment power with respect to all shares they owned, unless otherwise noted. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options, restricted stock units (“RSUs”), or stock appreciation rights (“SARs”) held by that person that are currently exercisable or will become exercisable within 60 days after March 25, 2013 are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for computing percentage ownership of any other person.

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding*
T. Rowe Price Associates, Inc.	3,586,000	(1)	8.80%
Fidelity Management & Research Company	3,371,870	(2)	8.27%
BlackRock, Inc.	3,037,202	(3)	7.45%
Vanguard Group, Inc.	2,509,871	(4)	6.16%

*	Percentage is calculated on the basis of 40,771,414 shares, the total number of shares of common stock outstanding on March 25, 2013.

(1)	As reported by T. Rowe Price Associates, Inc. on a Schedule 13G filed with the SEC on February 11, 2013, as of December 31, 2012. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	As reported by Fidelity Management & Research Company on a Schedule 13G filed with the SEC on February 14, 2013, as of December 31, 2012. These securities are owned by various individual and institutional investors for which Fidelity Management & Research Company serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Fidelity Management & Research Company is deemed to be a beneficial owner of such securities; however, Fidelity Management & Research Company expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	As reported by BlackRock, Inc. on a Schedule 13G filed with the SEC on February 8, 2013, as of December 31, 2012. These securities are owned by various individual and institutional investors for which BlackRock, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, BlackRock, Inc is deemed to be a beneficial owner of such securities; however, BlackRock, Inc expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	As reported by Vanguard Group, Inc. on a Schedule 13G filed with the SEC on February 11, 2013, as of December 31, 2012. These securities are owned by various individual and institutional investors for which Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Vanguard Group, Inc. is deemed to be a beneficial owner of such securities; however, Vanguard Group, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

Name(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Shares of Common Stock Outstanding
Vince A. Ackerson	28,104	(2)		*
Peter B. Bartholow	85,737	(3)		*
James H. Browning	8,875	(4)		*
C. Keith Cargill	30,764	(5)		*
Preston M. Geren III	2,500	(6)		*
Joseph M. (Jody) Grant	475,715	(7)	1.17%
Frederick B. Hegi, Jr.	232,143	(8)		*
Larry L. Helm	19,075	(9)		*
James R. Holland, Jr.	68,875	(10)		*
John D. Hudgens	19,223	(11)		*
George F. Jones, Jr.	41,323	(12)		*
W. W. McAllister III	43,275	(13)		*
Elysia Holt Ragusa	4,675	(14)		*
Steven P. Rosenberg	56,075	(15)		*
Grant E. Sims	—
Robert W. Stallings	16,075	(16)		*
Dale W. Tremblay	3,475	(17)		*
Ian J. Turpin	88,346	(18)		*
All executive officers and directors as a group	1,224,255		3.00	%**

*	Less than 1% of the issued and outstanding shares of the class.

**	Percentage is calculated on the basis of 40,771,414 shares, the total number of shares of common stock outstanding on March 25, 2013.

(1)	Unless otherwise stated, the address for each person in this table is 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201.

(2)	Includes 21,945 shares held by Mr. Ackerson and 1,689 shares held by JAKS Partners, LTD. Mr Ackerson is the general partner of JAKS Partners. Also includes 4,470 vested SARs.

(3)	Includes 31,349 shares held by Mr. Bartholow and 50,000 shares of common stock that may be acquired upon exercise of options. Also includes 4,388 vested SARs.

(4)	Includes 6,875 shares held by Mr. Browning, 200 vested RSUs and 1,800 vested SARs.

(5)	Includes 27,217 shares held by Mr. Cargill. Also includes 3,547 vested SARs.

(6)	Includes 2,500 shares held by Mr. Geren.

(7)	Includes 449,167 shares held by Mr. Grant. Also includes 6,875 shares which are currently held in irrevocable trusts and of which Mr. Grant disclaims beneficial ownership. Also includes 200 vested RSUs and 19,473 vested SARs.

(8)	Includes 137,132 shares held by Valley View Capital Corp. Retirement Savings Trust for the benefit of Mr. Hegi, 24,252 shares held by the F.B. Hegi Trust of which Mr. Hegi is the beneficiary, 43,000 shares held by Hegi Family Holdings, LP of which Mr. Hegi is the managing partner and 17,359 shares held directly by Mr. Hegi. Also includes 8,000 shares that may be acquired upon exercise of options, 600 vested RSUs and 1,800 vested SARs.

(9)	Includes 7,275 shares held by Mr. Helm, 600 vested RSUs and 11,200 vested SARs.

(10)	Includes 62,475 shares held by Lamar Hunt Trust Estate of which Mr. Holland is the Trustee, but disclaims ownership. Also includes 4,000 shares that may be acquired upon exercise of options that are issued in the name of Lamar Hunt Trust Estate, 600 vested RSUs that are issued in the name of Lamar Hunt Trust Estate and 1,800 vested SARs issued in the name of Lamar Hunt Trust Estate.

(11)	Includes 14,966 shares held by Mr. Hudgens. Also includes 4,257 vested SARs.

(12)	Includes 31,818 shares held by G & M Partners Ltd., of which Mr. Jones is the Managing General Partner and 4,368 shares held directly by Mr. Jones. Also includes 5,137 vested SARs.

(13)	Includes 29,475 shares held by Mr. McAllister and 4,000 shares that may be acquired upon the exercise of options. Also includes 600 vested RSUs and 9,200 vested SARs.

(14)	Includes 2,675 shares held by Mrs. Ragusa, 200 shares of vested RSUs and 1,800 vested SARs.

(15)	Includes 36,275 shares held by Mr. Rosenberg and 8,000 shares that may be acquired upon exercise of options. Also includes 600 vested RSUs and 11,200 vested SARs.

(16)	Includes 4,275 shares held by Mr. Stallings. Also includes 600 vested RSUs and 11,200 vested SARs.

(17)	Includes 2,475 shares held by Mr. Tremblay and 1,000 vested RSUs.

(18)	Includes 19,275 shares held by Mr. Turpin, 32,726 shares held by his spouse, Luci Baines Johnson. Also includes 14,641 shares held by The Nini Gift Trust of which Mrs. Johnson is the trustee and 1,904 shares held in the Rebekah Johnson Nugent 1976 Trust of which Mrs. Johnson is the trustee, but disclaims ownership in both trusts. Also includes 8,000 shares that may be acquired upon exercise of options, 600 vested RSUs and 11,200 vested SARs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the aspects of our compensation programs and explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer, president and chief lending officer of the Bank, chief credit officer of the Bank, and Dallas regional president which are collectively referred to as our named executive officers (“NEOs”).

Oversight of Executive Compensation Program

The Human Resources Committee of our board of directors oversees our executive compensation programs. Each member of the HR Committee is an “independent director” as defined by the Nasdaq Stock Market Listing Rules. The HR Committee has developed and applied a compensation philosophy that focuses on a combination of incentive compensation, in both cash and equity-linked programs, which is directly linked to performance and creation of stockholder value, coupled with a competitive level of base compensation. The objective for the named executives, relationship managers and key management is to have a substantial portion of total compensation derived from performance-based incentives.

The HR Committee works diligently throughout the year in its conferences, formal meetings, discussions with consultants, interaction with management and review of materials developed for it. The HR Committee works very closely with executive management, primarily our chief executive officer (“CEO”), in assessing the appropriate compensation approach and levels. The HR Committee is empowered to advise management and make recommendations to the board of directors with respect to the compensation and other employment benefits of executive officers and key employees of the Company. The HR Committee establishes objectives for the Company’s Chief Executive Officer and sets the Chief Executive Officer’s compensation based, in part, on the evaluation of peer group data. The HR Committee also administers the Company’s long-term compensation plans and the Company’s incentive bonus programs for executive officers and key employees.

The HR Committee regularly reviews the Company’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. Factors taken into account in assessing the compensation of individual officers include the Company’s overall performance, the officer’s performance and contribution to the Company, experience, strategic impact, external equity and market value, internal equity and fairness, and retention priority. The various components of the compensation programs for executive officers are discussed below in the Executive Compensation Program Overview. There are no material differences in compensation policies for each of the five named executives, as all relate primarily to performance and contribution in achieving consolidated results. In the case of the four named executives other than the CEO, the CEO makes recommendations to the HR committee about each of their individual payouts. The HR committee may delegate the specific allocation of certain salary increase or annual incentive dollars to the CEO to determine the allocation for the other four named executives.

At the 2012 annual meeting our advisory say on pay vote was over 85% FOR our executive compensation. Although not a component of the HR Committee’s process, they will monitor this required advisory vote each year.

Objectives of Executive Compensation

We seek to provide a compensation package for our NEOs that is driven primarily by the overall financial performance of the Company. We believe that the performance of each of the executives impacts our overall long-term profitability and, therefore, have the following goals for compensation programs impacting the NEOs of the Company:

•	to provide motivation for the NEOs and to enhance stockholder value by linking their compensation to the value of our common stock;

•	to retain the executive officers, relationship managers, and key management who lead the Company and the Bank;

•

to allow the Company and the Bank to attract highly qualified executive officers by providing total compensation opportunities consistent with those provided in the industry and commensurate with the Company’s business strategy and performance objectives; and

•	to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average.

Role of the Consultant

During 2012, the HR Committee engaged the services of independent, executive compensation consulting firm, Frederic W. Cook & Co, Inc. (“Cook”). Cook assisted the HR Committee in its review of total direct compensation for the NEOs including a review of 2012 incentive compensation and 2013 base salaries for the NEOs discussed in the “Base Salary” section below. Cook only provided executive compensation consulting services under the direction of the HR Committee and did not provide any additional services to the Company. In order not to impair the independence of the compensation consultant or to create the appearance of an impairment, the Committee follows a policy that the compensation consulting firm may not provide other services to the Company.

Our management provides input to the compensation consultant but does not direct or oversee its activities with respect to our executive compensation programs.

The compensation consultant reports to and acts at the direction of the HR Committee. The HR Committee directs its compensation consultant to provide certain guidance on an ongoing basis, including:

•	Expertise on compensation strategy and program design;

•	Information relating to the selection of the Company’s peer group and compensation practices employed by the peer group;

•

Establishing and administering executive compensation plans or arrangements which provide benefits to executive officers of the Company in accordance with the goals and objectives of the Company as established by the Board;

•	Considering and making recommendations to the Board concerning the existing executive compensation programs and changes to such programs; and

•	Reviewing and discussing the Compensation Discussion and Analysis and based upon such discussion recommending to the Board that the CD&A be included in the Company’s Proxy Statement to shareholders.

Market Competitive Analysis Methodology

Cook provided the HR Committee with a market competitive executive compensation analysis for the NEOs including base salary, annual incentives, long-term incentives and non-qualified deferred compensation plans, including retirement benefits. This analysis was performed by utilizing primarily peer company proxy statements.

Peer Company Proxy Data.    The HR Committee and Cook, with input from the Company’s management established a list of nineteen peer companies in 2012. Peer company data is used by the HR Committee as a reference and not an absolute target for compensation approaches and levels. The following companies were selected in 2012 based upon long-term performance, asset size, market capitalization, and business operations in commercial banking and financial services:

BOK Financial

City National

Cullen Frost

FirstMerit Corp

First Financial Bancorp

First Midwest Bancorp, Inc.

IberiaBank Corporation

MB Financial

PacWest Bancorp

Pinnacle Financial Partners

Plains Capital Corp

PrivateBancorp, Inc.

Prosperity Bancshares Inc.

Signature Bank

SVB Financial Group

TCF

TrustMark Corp

Western Alliance Bancorp

Wintrust Financial Corporation

Summary

According to information provided to the HR Committee by its independent compensation consultant, the amount of the Company’s total compensation paid to its executive officers was aligned between the market 50th and 75th percentiles. In view of the Company’s competitive performance, historical earnings levels and growth in earnings, the HR Committee believes that the Company’s current executive compensation philosophy and practices are successful in providing stockholders with talented, dedicated executive officers at competitive compensation levels.

Executive Compensation Program Overview

The executive compensation package available to our NEOs is comprised of:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation, including SARs, Performance SARs (“PSARs”), RSUs, and cash-based Performance Units; and

•	other retirement and health benefits.

Base Salary

Base salary is designed to provide competitive levels of base compensation to our executives and be reflective of their experience, duties and scope of responsibilities. We pay competitive base salaries required to recruit and retain executives of the quality that we must employ to ensure the success of our Company. Base salaries for the NEOs are subject to annual review under the terms of the contracts discussed below, but are not always adjusted on an annual basis. The HR Committee determines, and recommends to the Board, the appropriate level and timing of changes in base compensation for the CEO and the other NEOs upon consideration of the recommendation of the CEO. In making determinations of salary levels for the named executives, the HR Committee considers the entire compensation package for executive officers, including the equity compensation provided under long-term compensation plans. The Company intends for the salary levels to be consistent with competitive practices of comparable institutions and each executive’s level of responsibility. The HR Committee determines the level of any salary increase after reviewing:

•	the qualifications, experience and performance of the executive officers;

•	the compensation paid to persons having similar duties and responsibilities in other competitive institutions; and

•	the nature of the Bank’s business, the complexity of its activities and the importance of the executives’ experiences to the success of the business.

The HR Committee recommended and the Board approved annual salaries and percentage increases effective March 1, 2013 as follows: Jones $720,000 (16%), Bartholow $400,000 (10%), Cargill $400,000 (14%), Ackerson $350,000 (17%) and Hudgens $375,000 (17%). Based on our consultant’s study and recommendations, we made larger increases this year than in prior years to reflect the Company’s performance and size, growth relative to the peer group and industry, and the individual contributions and responsibilities of our NEOs.

Annual Incentive Compensation

Annual incentive compensation is designed to provide competitive levels of compensation based on experience, duties and scope of responsibilities. In addition, our annual incentive program is designed to ensure that variable compensation based on the Company’s profitability is a significant component of total cash compensation for the named executives. The HR Committee compares our performance to peers with an emphasis on net income and earnings growth, as well as improvements in ROA, and measures of credit quality as compared to our peers. The HR Committee uses the annual incentive compensation to motivate and reward the NEOs for achievement of strategic, business and financial objectives.

Pursuant to the cash incentive program developed by the Company and approved by the HR Committee, the Company establishes a bonus pool each year, and the size of the pool is derived as a percentage of the Company’s pre-tax income. The bonus pool has historically varied from 5 — 15% of pre-tax pre-bonus income but may vary depending on total profitability of the Company, number of additional participants, amounts guaranteed to new officers and other factors. Due to the growth in profitability, the pool for 2012 equaled 6% of pre-tax, pre-bonus income. The amount of the incentive pool is incorporated in the annual business and financial plan approved by the board of directors and is adjusted during the year, based on actual results compared to the approved financial plan. After verification of final results, the total pool and allocation of dollars in the pool are approved by the HR Committee. The HR Committee can exercise positive or negative discretion over the incentive pool based on their evaluation of the Company in comparison to peer companies in our industry as well as evaluation of overall economic conditions. The pool is allocated among three distinct groups: the NEOs, relationship managers generally responsible for lending and other service offerings, and key management, which includes persons who oversee and provide critical support in such areas as finance, operations, funding, investments and credit policy. Executive management determines allocations within production and key management groups pursuant to the approved program. The portion of the total pool allocated to the NEOs is based on performance of the Company compared to plan and other measures of performance. For 2012, it was also based on the Company’s EPS growth compared to 2011 results and plan and the improvement in ROA to 1.35%, up from 1.12% in 2011. The portion of the pool that is allocated to the NEO’s is generally 15 — 20% of the total pool, and was 18% for 2012. The HR Committee approves the allocation of the remainder of the pool with input from the CEO. The CEO submits recommendations for incentive compensation for the NEOs other than the CEO. The HR Committee determines the incentive payment for the CEO and considers the recommendation of the CEO in its final determinations of awards to be paid to the other NEOs. The Committee met with the CEO and considered the individual contributions and responsibilities of the other NEOs in determining their incentive payments.

In determining awards of annual cash incentives the HR Committee considers the entire compensation package of each of the executive officers and performance of that individual executive officer. The bonus award potential is intended to be consistent with each executive officer’s level of responsibility, position and performance, and is generally a percentage of base salary is targeted, ranging from 55-100%. The Cook study confirmed these opportunities are consistent with mid-range opportunities among the peer companies. Individual incentives can be above or below these targets based on the Company’s performance and the individual NEOs performance in any given year. Incentives paid for 2012 exceeded these targets based on the Company’s overall performance, and the performance of each of the NEOs. They ranged from 100 — 150%, with an average of 119% for 2012. The HR Committee met in February 2013 to determine bonus compensation paid to the executive officers of the Company and the Bank for 2012 performance and the amount of these bonuses paid to the NEOs is set forth in the Summary Compensation Table.

Long-Term Incentives

Long-term incentive awards that are linked to Company and stock performance for our executives are granted from our 2005 Long-Term Incentive Plan (the “2005 Plan”) or our 2010 Long-Term Incentive Plan (the “2010 Plan”). The HR Committee has made and intends to make annual grants of cash-based equity linked and equity-based awards under the 2005 Plan or 2010 Plan in order to align more directly the interests of the NEOs with those of our stockholders and to motivate the NEOs to increase the stockholder value of the Company over the long term. Executive management and the HR Committee believe that stock ownership is a significant incentive in aligning the interests of employees and stockholders, building stockholder value and retaining the Company’s key employees.

The 2005 Plan became effective on May 17, 2005 and will terminate on May 17, 2015. Employees (including any employee who is also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2005 Plan. The HR Committee approves the eligible participants under the 2005 Plan, administers the granting of awards under the 2005 Plan, sets vesting criteria, establishes performance objectives, and may amend the Plan in accordance with authority approved by stockholders.

The 2005 Plan provides for the grant of long-term incentive awards to officers and directors; grants may include, but are not limited to, awards of SARs, PSARs, RSUs, stock options, and performance-based awards payable in cash. Under the 2005 Plan RSU, SAR and PSAR grants were made in April 2006, January 2007, and January 2009 to the NEOs and are included in the compensation tables that follow this section. Under the 2005 Plan, subject to forfeiture and other provisions of the 2005 Plan, as of December 31, 2012 the Company may issue up to 26,615 shares of common stock.

The 2010 Plan became effective on May 18, 2010 and will terminate on May 18, 2020. Employees (including any employee who is also a director), consultants, contractors and non-employee directors of the Company or its subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2010 Plan. The HR Committee approves the eligible participants under the 2010 Plan, administers the granting of awards under the 2010 Plan, sets vesting criteria, establishes performance objectives, and may amend the Plan in accordance with authority approved by stockholders.

The 2010 Plan provides for the grant of all types of equity-based awards to officers and directors; grants may include, but are not limited to, awards of SARs, PSARs, RSUs, stock options, and other performance awards paid in cash. The named executives had not received any grants from the 2010 Plan until the January 2011 grants. Subject to forfeiture and other provisions of the 2010 Plan, as of December 31, 2012, the Company may issue up to 363,020 shares of the Company’s common stock.

During 2009 and 2010, the HR Committee determined to revise the structure of the long-term incentives for NEOs. Modifications were reviewed and made to emphasize growth in earnings per share, relate vesting to improvements in key performance measures other than stock price, reduce the numbers of shares issued compared to stock-based grants, align the value of the grants to changes in the Company’s stock price, and extend the vesting period for the portion of grants subject to time-based vesting, In January 2011, long-

term incentive grants intended to cover the annual grants applicable to 2009 and 2010, which had not been made during the period when the HR Committee restructured the long-term incentive approach, were awarded to each of the NEOs. Grants were made in the form of cash-based Performance Units. Vesting of 75% of the cash-based Performance Units will be based on the attainment of certain performance metrics developed by the HR Committee and outlined below. The performance measures for the 2009-2010 grant made in January 2011 are tied to growth levels in EPS and improvement in Return on Assets (“ROA”) for the 3-year period ending in 2013. In addition, vesting of 75% of the Performance Units will be subject to determinations by the HR Committee and the Board that the EPS and ROA objectives were achieved without imposing excessive risk to shareholders and requiring the Company to maintain appropriate standards related to asset quality, capital management, expense management relative to revenue and the funding composition and level to support loan growth. The number of Performance Units awarded was based on a targeted percentage of base compensation for each of the named executives. Based on the defined objectives for 75% of the Performance Units, the NEOs will have the opportunity to vest between 0% and 108% of the Performance Units. The vesting of the remaining 25% will occur on the third anniversary of the date of grant if the named executive is employed by the Company or has been eligible for approved retirement. The value of the Performance Units will be determined at the end of the 3-year period covered by the grants. The value of the grants will be paid in cash in an amount equal to the number of units vested in accordance with vesting criteria times the per share value of the Company’s common stock at the end of the performance period. As with earlier grants, acceleration of vesting may also occur in the event of a change in control. Grants made in February 2012 were structured in a manner consistent with the 2011 grants described above. All of the grants were based on a variety of factors, including the Company’s performance, the officer’s level of responsibility, an assessment of individual performance made by the Committee, and competitive market data.

The following summarizes the specifics of the 75% performance vesting portion of the 2011 and 2012 grants discussed above:

Prior to considering the metrics described below, the HR committee will consider if there have been appropriate standards related to asset quality, capital management , expense management relative to revenue and the funding composition and level to support loan growth . Their consideration of the above will be discretionary, but will be based on the current market conditions at the time, as well as comparison to industry and peer performance. If they believe any of the above are lacking, they may choose to limit the payout percentages described below.

After considering the above, the two components equal 37.5% each, with possible 3.75% additional payout for 2011 and 2012 grants. The payout percentages are in addition to the time-based vesting of 25% of the units in 2011 and 2012.

2011 Grant:

•	Average EPS Growth Rate over a 3 year period ranges from 18% — 25%, with payouts ranging from 13.125% to 41.25%.

•	Average ROA over a 3 year period ranges from .80% — 1.00% with payouts ranging from 9.375% to 41.25%

2012 Grant:

•	Average EPS Growth Rate over a 3 year period ranges from 10% — 20%, with payouts ranging from 13.125% to 41.25%.

•	Average ROA over a 3 year period ranges from .90% — 1.10% with payouts ranging from 9.375% to 41.25%

Special vesting related to the cash based performance units include a change in control provision where half would vest upon change in control and the other half two years later unless executive is terminated without cause. Also, a retirement provision which, upon Board approval, if an NEO upon reaching age 65, with 12 years of service, execution of a four year non-compete and non-solicitation agreement, the grant becomes fully vested but amount and timing of payment is deferred until the end of the third year for each grant.

Other Benefits

2006 Employee Stock Purchase Plan.    On January 17, 2006, the board of directors adopted the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”), which was approved by our stockholders at our 2006 annual meeting on May 16, 2006. The 2006 ESPP provides eligible employees of the Company (and its participating subsidiaries) with an incentive to advance the best interests of the Company and its subsidiaries by providing them a means of voluntarily purchasing common stock at a favorable price and upon favorable terms. We believe that the participants in the 2006 ESPP have an additional incentive to promote the success of the Company’s business by increasing their economic interest in the Company. Participation in the 2006 ESPP is voluntary and dependent upon each eligible employee’s election to participate and his or her determination of the level of participation. We believe that the 2006 ESPP is a necessary tool to help us compete effectively. It has been and remains the policy of the Company that the NEOs are not eligible to participate in the 2006 ESPP.

Retirement Savings Opportunity.    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions of up to 85% of their eligible compensation up to current Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Since 2006, we have matched contributions made by our employees to the 401(k) Plan based upon a formula that considers the amount contributed by the respective employee and such employee’s tenure with the Company. We increased our percentage of matched contributions beginning in 2012. We also do not provide an option for our employees to invest in our common stock through the 401(k) Plan. Other than the 401(k) Plan, we currently do not provide or offer any other retirement plans, such as defined benefit, defined contribution, supplemental executive retirement benefits, retiree medical or deferred compensation plans, to our employees or the NEOs.

Health and Welfare Benefits.    All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. We provide these benefits to meet the health and welfare needs of employees and their families.

Employment Agreements

In order to retain the Company’s senior executive officers, the HR Committee and board of directors of the Company determined it was in the best interests of the Company to enter into employment agreements with certain officers. The named executives first entered into employment contracts in 2002 and 2003, and amended and extended in December 2004. New contracts were executed effective December 31, 2008 (“2008 Agreements”) for Messrs. Jones, Bartholow, Cargill, Ackerson and Hudgens. We entered into these agreements to ensure that the executives perform their respective roles for an extended period of time. In addition, we also considered the critical nature of each of these positions and our need to retain these executives when we committed to the agreements.

Each of the 2008 Agreements had an initial term of three years, subject to renewal, and has a compensation package that includes a base salary and participation in the annual incentive bonus plan for key executives. Each of the executives is also eligible to receive grants of equity-based incentive compensation under our 2005 Plan or 2010 Plan.

The employment agreements also provide for severance payments to each executive upon (i) termination of his employment by us on 30 days notice without cause, or (ii) termination by the executive for good reason. Upon termination without cause or upon resignation for good reason, each executive is entitled to receive the following severance payments and benefits:

•	a cash payment equal to the greater of the executive’s base salary remaining in the executive’s employment term or 12 months’ salary, paid in 12 equal monthly installments;

•	an amount equal to the average annual cash bonus paid to the executive for the two years preceding his termination, paid in 12 equal installments; and

•	continued medical insurance benefits, at the Company’s expense, for a period of twelve months.

•

If following a change in control, an executive subsequently is terminated either (1) by the Company or the successor entity without cause, or (2) by the executive for good reason, during the period beginning 90 days before and ending 18 months after, the change of control event, (i) Mr. Jones is entitled to receive a lump sum payment equal to 2.99 times of his average base salary and the average of any incentives paid to him during the two years preceding the change of control; and (ii) Messrs. Bartholow, Cargill, Ackerson and Hudgens are each entitled to receive a lump sum payment equal to 2.5 times his average base salary and the average of any bonuses paid to him during the two years preceding the change of control. This change of control payment is in lieu of any other amounts to which each executive would be entitled under his employment agreement. In addition, each executive will receive, for 24 months following his termination, continued health and welfare benefits that are no less favorable than the benefits to which he was entitled prior to the change of control, as well as payment of accrued vacation, sick leave, unreimbursed expenses and any amounts due the executive under any Company benefit plan.

•

If any amount paid or distributed to the executive in connection with the change of control is subject to an excise tax, the executive may have the right to receive a gross-up payment to cover a portion of the increase in tax liability. The potential for a gross-up payment could vary between 0% and 100% depending on the value realized by stockholders at the time of a change in control.

As a means of providing protection to the Company’s stockholders, under certain adverse condition such as dissolution, bankruptcy, or any distressed sale of the Company’s assets or stock, the above described payments would not occur, except for the cash payment related to the executive’s base salary in the case of termination without cause or termination by the executive for good reason, and such payment would be reduced to 6 months of base salary.

The employment agreements contain other terms and conditions, including a 12 month non-solicitation provision, confidentiality obligations and restrictions on each executive’s ability to be engaged or involved in a competing state or national bank with a principal place of business in Texas, New Mexico, Oklahoma, or Louisiana during his employment and for the 12 month period following his termination or resignation.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or under Delaware law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements may also require us to advance any expenses incurred by our directors or officers as a result of any proceeding against them as to which they could be indemnified. As of the date of this filing, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in certain circumstances.

Tax Implications of Executive Compensation

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers, even if it may result in limiting the deductibility of amounts of compensation from time to time.

Report of the Human Resources Committee on the Compensation Discussion and Analysis

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Based on such review and discussion, the HR Committee recommended to the Board that this CD&A be included in this Proxy Statement for filing with the Securities and Exchange Commission.

The Report is submitted by the Human Resources Committee of the Board of Directors of Texas Capital Bancshares, Inc.

Dale W. Tremblay, Chairman

Frederick B. Hegi, Jr.

Steven P. Rosenberg

2012, 2011 and 2010 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (A)	Option Awards (A)	Non-equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (B)	Total
George F. Jones, Jr. CEO and President of Texas Capital Bancshares; CEO of Texas Capital Bank	2012	$620,000	$—	—	—	$930,000	$—	29,331	$1,579,331
	2011	620,000	—	—	—	801,250	—	26,623	1,447,873
	2010	585,000	—	—	—	622,500	—	30,035	1,237,535

Peter B. Bartholow Chief Financial Officer	2012	$361,667	—	—	—	390,000	—	15,169	766,836
	2011	345,000	—	—	—	363,000	—	15,169	723,169
	2010	333,979	—	—	—	247,500	—	15,169	596,648
C. Keith Cargill President, Chief Lending Officer and Chief Operating Officer of Texas Capital Bank	2012	$346,667	—	—	—	390,000	—	21,487	758,154
	2011	330,000	—	—	—	344,000	—	20,687	694,687
	2010	309,250	—	—	—	245,500	—	22,149	576,899

Vince A. Ackerson Dallas Regional President of Texas Capital Bank	2012	$297,500	—	—	—	300,000	—	27,329	624,829
	2011	285,000	—	—	—	272,000	—	22,216	579,216
	2010	272,629	—	—	—	185,500	—	18,597	476,726
John D. Hudgens Chief Credit Officer and Chief Risk Officer of Texas Capital Bank	2012	$316,667	—	—	—	320,000	—	14,546	651,213
	2011	300,000	—	—	—	298,000	—	14,546	612,546
	2010	269,183	—	—	—	187,500	—	14,546	471,229

(A)	The amounts in these columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2012, 2011 and 2010, in accordance with ASC 718 and pursuant to the 2005 Plan. Assumptions used in the calculation of these amounts are included in footnote 11 of the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the company’s Annual Report on Form 10-K filed with the SEC on or around February 21, 2013. Stock awards are comprised of restricted stock units (RSUs). Option awards are comprised of stock appreciation rights (SARs).

(B)	See additional description in 2012 All Other Compensation Table below.

2012 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(A)	Tax Reimbursements	Insurance Premiums	Company Contributions to Retirement and 401(k) Plans	Severance Payments / Accruals	Change in Control Payments / Accruals	Total
George F. Jones, Jr.	2012	$21,471	$—	$2,960	$4,900	$—	$—	$29,331
Peter B. Bartholow	2012	7,200	—	3,069	4,900	—	—	15,169
C. Keith Cargill	2012	13,889	—	2,698	4,900	—	—	21,487
Vince A. Ackerson	2012	20,058	—	2,371	4,900	—	—	27,329
John D. Hudgens	2012	7,200	—	2,446	4,900	—	—	14,546

(A)	Perquisites include a car allowance of $7,200 for each of the executives as well as the following club dues: George Jones $14,271, C. Keith Cargill $6,689 and Vince Ackerson $12,858.

2012 Grants of Plan Based Awards Table

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(A)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Units	Threshold(B)	Target(C)	Maximum(D)	Threshold	Target	Maximum
George F. Jones, Jr.	02/21/2012	29,535	$330,940	$1,323,759	$1,423,041

Peter B. Bartholow	02/21/2012	15,171	169,991	679,964	730,962

C. Keith Cargill	02/21/2012	14,511	162,596	650,383	699,162

Vince A. Ackerson	02/21/2012	11,488	128,723	514,892	553,509

John D. Hudgens	02/21/2012	12,642	141,654	566,614	609,111

(A)	Uses 12/31/12 ending market price of $44.82.

(B)	Includes 25% of award that is service based and will vest on the third anniversary of the date of grant.

(C)	Includes the amount in (B) and 75% of award that is performance based and will vest based on attainment of certain performance metrics developed by our Board of directors’ HR Committee.

(D)	Includes the amount in (C) and a potential bonus of up to 7.5% to be added to the performance based portion of the award noted in (C) for attainment of performance metrics beyond the established targets.

2012 Outstanding Equity Awards at Fiscal Year-end Table

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(A)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(B)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
George F. Jones, Jr.	5,137	—		$22.65	04/24/2016	6,131	$274,791	—	—
Peter B. Bartholow	4,388	—		22.65	04/24/2016	1,394	62,479	—	—
	50,000	—		8.25	07/09/2013
C. Keith Cargill	3,547	—		22.65	04/24/2016	2,612	117,070	—	—
Vince A. Ackerson	4,470	—		22.65	04/24/2016	1,024	45,896	—	—
John D. Hudgens	4,257	—		22.65	04/24/2016	983	44,058	—	—

(A)	First line represents award of stock appreciation rights on 4/24/2006 under the 2005 Plan which vested equally over a five year period. All other lines represent stock options awarded under the 1999 Omnibus Plan that are vested and exercisable.

(B)	Represent awards of restricted stock units granted on 1/27/2009 which will vest equally over four years.

(C)	Uses 12/31/12 ending market price of $44.82.

2012 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(A)	Number of Shares Acquired on Vesting(B)	Value Realized on Vesting(C)
George F. Jones, Jr.	—	$—	40,000	$1,386,500
	—	—	6,130	193,953
Peter B. Bartholow	—	—	32,000	1,109,200
	—	—	1,393	44,075
C. Keith Cargill	—	—	32,000	1,109,200
	—	—	2,612	82,644
Vince A. Ackerson	17,000	326,621	1,024	32,399
John D. Hudgens	5,000	134,350	983	31,102
	8,500	185,775

(A)	The value realized is equal to the amount that is taxable to the executive, which was the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(B)	The shares included in the table represent shares vested. In some instances, shares were issued to executives net of taxes. Actual shares issued were 29,307 and 4,508 shares to Mr. Jones, 23,409 and 1,024 shares to Mr. Bartholow, 23,408 and 1,921 shares to Mr. Cargill, 710 shares to Mr. Ackerson, and 983 shares to Mr. Hudgens.

(C)	The value realized by the named executive officer upon the vesting of stock is calculated by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date and is equal to the amount that is taxable to the executive.

2012 Pension Benefits

The table disclosing the actuarial present value of each executive’s accumulated benefit under defined benefit plans, the number of years of credited service under each plan, and the amount of pension benefits paid to each NEO during the year is omitted because the Company does not have a defined benefit plan for NEOs. The only retirement plan available to NEOs in 2012 was the Company’s qualified 401(k) savings and retirement plan, which is available to all employees.

2012 Non-qualified Deferred Compensation

The table disclosing contributions to non-qualified and other deferred compensation plans, each executive’s withdrawals, earnings and fiscal year balances in those plans is omitted because in 2012 the Company had no non-qualified deferred compensation plans or benefits for executive officers or other employees of the Company.

2012 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated payments to be made under each executive’s contract, described more completely in the Employment Agreements section in the Compensation Discussion and Analysis starting on page 15. For the purposes of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2012 and that the price per share of our common stock is the closing market price as of that date, $44.82.

Name	Voluntary Termination	Termination for Cause	Termination Without Cause or For Good Reason(E)	Change in Control: Involuntary or For Good Reason Termination (A)(B)(C)(F)	Death	Disability
George F. Jones, Jr.
Severance	$—	$—	$1,485,625	$4,442,019	$—	$—
Death/disability	—	—	—	—	620,000	620,000
Accelerated vesting of long-term incentives	—	—	—	4,339,920	—	—
Other benefits(D)	—	—	27,716	55,431	—	27,716
Peter B. Bartholow
Severance	—	—	738,167	1,824,584	—	—
Death/disability	—	—	—	—	361,667	361,667
Accelerated vesting of long-term incentives	—	—	—	2,098,035	—	—
Other benefits(D)	—	—	23,554	47,107	—	23,554
C. Keith Cargill
Severance	—	—	713,667	1,763,334	—	—
Death/disability	—	—	—	—	346,667	346,667
Accelerated vesting of long-term incentives	—	—	—	1,983,476	—	—
Other benefits(D)	—	—	11,039	22,078	—	11,039
Vince A. Ackerson
Severance	—	—	583,500	1,443,125	—	—
Death/disability	—	—	—	—	297,500	297,500
Accelerated vesting of long-term incentives	—	—	—	1,550,348	—	—
Other benefits(D)	—	—	17,410	34,821	—	17,410
John D. Hudgens
Severance	—	—	625,667	1,543,334	—	—
Death/disability	—	—	—	—	316,667	316,667
Accelerated vesting of long-term incentives	—	—	—	1,580,459	—	—
Other benefits(D)	—	—	24,751	49,502	—	24,751

(A)	Assumes 50% vesting of RSUs and SARs and 100% vesting of cash performance units.

(B)	All stock options are vested therefore a change in control is not a triggering event.

(C)	Severance is equal to 2.5 times average salary plus average incentive compensation paid during the prior two-year period for Messrs. Bartholow, Cargill, Ackerson and Hudgens. The factor for Mr. Jones is 2.99. Severance will be paid in a lump sum within thirty days of the Executive’s termination.

(D)	Other benefits include the following insurance: medical, dental, vision, life, accidental death and disability, short-term disability, long-term disability and supplemental long-term disability. Cost includes both employer and employee coverage.

(E)	Severance includes twelve months salary and an amount equal to the average incentive compensation paid during the prior two-year period. Severance will be paid over a period of twelve months.

(F)	If any amount paid or distributed to the executive in connection with the change of control is subject to an excise tax, and the consideration received by stockholders of the Company in connection with the change of control is at least $22.50 per share, then each executive shall be entitled to receive an additional gross-up payment in an amount equal to 50% of the amount of the total excise tax. If the consideration received by the stockholders is greater than $22.50 per share, the applicable percentage of the gross-up amount will be increased incrementally on a linear basis for each increase between $22.50 up to $25.00. If the price per share is $25.00 or greater, the applicable percentage would be 100%. Since the 12/31/2012 ending price was greater than $25.00, we considered the effects of an estimated gross-up, but determined that none of the NEOs would be subject to an excise tax for this period. The gross-up calculation is complex and in the event of a change in control, the calculation would be performed by a third party who specializes in complex compensation structures.

2012 Director Compensation Table

The following table contains information pertaining to the compensation of the Company’s board of directors for the 2012 fiscal year.

Name	Fees Earned Or Paid In Cash	Cash Awards (B)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James H. Browning	$50,500	$36,043	$—	$—	$—	$—	$86,543
Preston M. Geren III(E)	6,250	157,081	—	—	—	—	163,331
Joseph M. Grant(C)	22,500	36,043	—	—	—	50,000	108,543
Frederick B. Hegi, Jr.	47,250	36,043	—	—	—	—	83,293
Larry L. Helm	92,500	36,043	—	—	—	—	128,543
James R. Holland, Jr.(A)	42,500	36,043	—	—	—	—	78,543
W. W. McAllister III	33,000	36,043	—	—	—	—	69,043
Elysia Holt Ragusa	37,500	36,043	—	—	—	—	73,543
Steven P. Rosenberg	41,750	36,043	—	—	—	—	77,793
Grant Sims(D)	12,000	149,983	—	—	—	—	161,983
Robert W. Stallings	40,500	36,043	—	—	—	—	76,543
Dale W. Tremblay	40,250	36,043	—	—	—	—	76,293
Ian J. Turpin	33,000	36,043	—	—	—	—	69,043

(A)	2012 cash-based equity linked grant and fees were paid in the name of Lamar Hunt Trust Estate.

(B)	The amount in this column reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2012 in accordance with ASC 718 and pursuant to the 2010 Plan. Cash awards are comprised of cash- based equity linked performance units. All directors received 949 cash performance units with a grant date fair value of $37.98 which will vest on the one year anniversary of the grant date.

(C)	Mr. Grant continues to serve in a consulting role as he has since November 19, 2009. All Other Compensation includes consulting fees of $50,000.

(D)	Mr. Sims was elected as a new director on May 15, 2012. In addition to the grants described in (B), he was also granted 3,000 cash performance units with a grant date fair value of $37.98, which will vest over three years from the date of grant.

(E)	Mr. Geren was appointed as a new director by the Board on July 24, 2012. He was granted 892 cash performance units with a grant date fair value of $40.36, which will vest on the one year anniversary of the grant date. In addition, he was granted 3,000 cash performance units with a grant date fair value of $40.36, which will vest over three years from the date of grant.

Non-director Management Biography

Set forth below are the biographies of three of the named executives who are not members of the Company’s board of directors or officers of Texas Capital Bancshares, as of the date of this Proxy Statement.

C. Keith Cargill (60) has served as President and Chief Operating Officer of the Bank since October 2008 and Chief Lending Officer of the Bank since its inception in December 1998.

Vince A. Ackerson (56) has served as Dallas Regional President since October 2008 and was previously Executive Vice President of Dallas Corporate Banking since the Bank’s inception in December 1998.

John D. Hudgens (57) has served as Chief Credit Officer of the Bank since January 1999. In 2009, he assumed the role of Chairman of the Bank’s Risk Management Committee, and in that role became the Chief Risk Officer of the Bank.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION

During 2012, none of the employees or executive officers of the Company or the Bank served on the Human Resources Committee of the board of directors of the Company. In addition, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our board of directors or on our HR Committee.

INDEBTEDNESS OF MANAGEMENT AND TRANSACTIONS WITH CERTAIN

RELATED PERSONS

In the ordinary course of business, the Bank has made loans, and may continue to make loans in the future, to the Bank’s and the Company’s officers, directors and employees. However it is the Bank’s policy to not extend loans to executive officers of the Bank and the Company. The Bank makes loans to directors and their affiliates in the ordinary course of business on substantially the same terms as those with other customers. All loans to directors are reviewed and approved by our board of directors, prior to making any such loans. The Bank also provides wealth management services for managed accounts to directors at discounted fees.

In June 2003, the Company committed to invest up to $500,000 in Blue Sage Investments, LP, a limited partnership approved as a Small Business Investment Company by the U.S. Small Business Administration and has invested approximately $0 as of December 31, 2012 ($0 invested during 2012). Blue Sage Investments may be considered to be an affiliate of Ian J. Turpin, a member of the Company’s board of directors.

The Company’s Austin office is located in a building owned by a company that may be considered to be an affiliate of Ian J. Turpin. The net rental payments made under the lease agreement were approximately $347,000 for 2012.

Joseph M. Grant is a consultant to the Company pursuant to the agreement between the Company and Mr. Grant, and he receives an annual consulting fee of $50,000.

The Company also has other policies and procedures for reviewing related party transactions involving the Company’s and the Bank’s directors, executive officers and their affiliates. Each director and named executive officer of the Company and the Bank is required to complete a questionnaire annually, and each director who serves on the Audit Committee must complete a certification of independence annually. Both of these documents are designed to disclose all related party transactions, including loans, and this information is reviewed by management, the Audit Committee and the board of directors, as appropriate. Such transactions are subject to the standards set forth in the Company’s Code of Conduct for executive officers and in applicable laws and regulations and of the NASDAQ Market Listing Rules for determining the independence of directors. The questionnaires, certifications and Code of Conduct are all in writing.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of its equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. During 2012, based solely on the Company’s review of these reports, it believes that the Company’s Section 16(a) reports were filed timely by its executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	759,685	$20.47	389,635
Equity compensation plans not approved by security holders	—	—	—
Total	759,685	$20.47	389,635

AUDITOR FEES AND SERVICES

The Audit Committee has selected Ernst & Young LLP to continue as our independent registered public accounting firm for the 2012 fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are (in thousands):

	2012	2011
Audit fees	$918	$715
Audit-related fees	100	—
Tax fees	257	344
	$1,275	$1,059

Fees for audit services include fees associated with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, accounting consultations and management’s assertions regarding effective internal controls in compliance with the requirements of Section 404 of the Sarbanes Oxley Act and Federal Deposit Insurance Corporation Improvement Act, and comfort letter procedures. Tax fees included various federal, state and local tax services.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

ADDITIONAL INFORMATION

Stockholder Nominees for Director

Stockholders may submit nominees for director in accordance with the Company’s bylaws. Under the Company’s bylaws, a stockholder’s notice to nominate a director must be in writing and set forth (1) as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) as to such stockholder, the stockholder’s name and address, and the class and number of shares of stock of the Company that are beneficially owned by such stockholder. Nominations for director for the 2014 annual meeting of stockholders must generally be delivered no later than 180 days, and no more than 270 days prior to the 2014 annual meeting of stockholders. Nominations should be directed to: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary.

Stockholder Proposals for 2014

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s annual meeting of stockholders in 2014 may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company at the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary, no later than November 15, 2013.

Advance Notice Procedures

Under the Company’s bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the Board or by a stockholder who has delivered timely notice to the Company. Such notice must contain certain information specified in the bylaws and be delivered no later than 180 days and no more than 270 days prior to the meeting to the following address: Texas Capital Bancshares, Inc., 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, Attn: Secretary. These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Annual Report

A copy of the Company’s 2012 Annual Report to Stockholders is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials. This report is not part of the proxy solicitation materials.

Upon written request, the Company will furnish to any stockholder without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2012 pursuant to the instructions set forth in the Notice of Internet Availability of Proxy Materials.

ANNUAL MEETING OF TEXAS CAPITAL BANCSHARES, INC.

Date:	Tuesday, May 14, 2013
Time:	10:00 A.M. (Central Daylight Time)
Place:	2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201
See Voting Instruction on Reverse Side.

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 and 2.

1:	Election of Directors
Directors Recommend
			For		Withhold	i
	01	George F. Jones, Jr.	☐		☐	For
	02	Peter B. Bartholow	☐		☐	For
	03	James H. Browning	☐		☐	For
	04	Preston M. Geren III	☐		☐	For
	05	Frederick B. Hegi, Jr.	☐		☐	For
	06	Larry L. Helm	☐		☐	For
	07	James R. Holland, Jr.	☐		☐	For
	08	W. W. McAllister III	☐		☐	For
	09	Elysia Holt Ragusa	☐		☐	For
	10	Steven P. Rosenberg	☐		☐	For
	11	Grant E. Sims	☐		☐	For
	12	Robert W. Stallings	☐		☐	For
	13	Dale W. Tremblay	☐		☐	For
	14	Ian J. Turpin	☐		☐	For

			For	Against	Abstain
2:	Advisory vote on compensation of named executive officers.		☐	☐	☐

3:	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

	To attend the meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Texas Capital Bancshares, Inc.

to be held on Tuesday, May 14, 2013

for Holders as of March 25, 2013

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:
INTERNET		TELEPHONE
Go To		866-390-5385
www.proxypush.com/tcbi • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL
OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints George F. Jones, Jr. and Peter B. Bartholow, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Texas Capital Bancshares, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEM 2.
All votes must be received by 5:00 P.M., Eastern Time, May 13, 2013. All votes for ESPP participants must be received by 5:00 P.M., Eastern Time, May 9, 2013.
PROXY TABULATOR FOR
TEXAS CAPITAL BANCSHARES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Texas Capital Bancshares, Inc.
Annual Meeting of Shareholders
May 14, 2013 10:00 a.m. (Central Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints George F. Jones, Jr. and Peter B. Bartholow, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Texas Capital Bancshares, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Tuesday, May 14, 2013 at 10:00 a.m. at the offices of Texas Capital Bank, National Association at 2000 McKinney Avenue, 7th Floor, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for directors specified in Item 1 and FOR Item 2.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)